EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-188290, 333-190507, 333-49972, 333-198682, 333-206589 and 333-152931) and Form S-3 (Nos. 333-194712, 333-200137 and 333-206588) of Seacoast Banking Corporation of Florida (the Company) of our report dated March 14, 2016, with respect to the consolidated balance sheets of the Company as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting, which report appears in the December 31, 2015 annual report on Form 10-K of the Company.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 14, 2016